UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 1)


                                 STRATASYS, INC.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    862685104
                                 (CUSIP Number)

                                  July 21, 1999
             (Date of Event which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  |_| Rule 13d-1 (b)
                  |x| Rule 13d-1 (c)
                  |_| Rule 13d-1 (d)




         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 862685104

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
         Archery Capital, LLC
         -----------------------------------------------------------------------

(2)      Check the Appropriate Box if a Member of Group (See Instructions)

         [  ]      (a)

         [  ]      (b)
         -----------------------------------------------------------------

(3)      SEC Use Only

         -----------------------------------------------------------------------

(4)      Citizenship or Place of Organization                 Delaware
         -----------------------------------------------------------------------

   Number of      (5)      Sole Voting Power   0
   Shares
   Beneficially   --------------------------------------------------------------
   Owned by       (6)      Shared Voting Power 171,045
   Each
   Reporting      --------------------------------------------------------------
   Person         (7)      Sole Dispositive Power     0
   With
                  --------------------------------------------------------------
                  (8)      Shared Dispositive Power  171,045

         -----------------------------------------------------------------------

(9)      Aggregate Amount Beneficially Owned by Each Reporting Person
         171,045
         -----------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
         -----------------------------------------------------------------------

(11)     Percent of Class Represented by Amount in Row (9)
         2.8%
         -----------------------------------------------------------------------

(12)     Type of Reporting Person (See Instructions) CO
         -----------------------------------------------------------------------

CUSIP No. 862685104

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
         Pharos Fund Limited
         -----------------------------------------------------------------------

(2)      Check the Appropriate Box if a Member of Group (See Instructions)

         [  ]      (a)

         [  ]      (b)
         -----------------------------------------------------------------

(3)      SEC Use Only

         -----------------------------------------------------------------------

(4)      Citizenship or Place of Organization             British Virgin Islands
         -----------------------------------------------------------------------

   Number of      (5)      Sole Voting Power   0
   Shares
   Beneficially   --------------------------------------------------------------
   Owned by       (6)      Shared Voting Power 171,045
   Each
   Reporting      --------------------------------------------------------------
   Person         (7)      Sole Dispositive Power     0
   With
                  --------------------------------------------------------------
                  (8)      Shared Dispositive Power  171,045

         -----------------------------------------------------------------------

(9)      Aggregate Amount Beneficially Owned by Each Reporting Person
         171,045
         -----------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
         -----------------------------------------------------------------------

(11)     Percent of Class Represented by Amount in Row (9)
         2.8%
         -----------------------------------------------------------------------

(12)     Type of Reporting Person (See Instructions) CO
         -----------------------------------------------------------------------

CUSIP No. 862685104

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
         Pharos Genesis Fund Limited
         -----------------------------------------------------------------------

(2)      Check the Appropriate Box if a Member of Group (See Instructions)

         [  ]      (a)

         [  ]      (b)
         -----------------------------------------------------------------

(3)      SEC Use Only

         -----------------------------------------------------------------------

(4)      Citizenship or Place of Organization             British Virgin Islands
         -----------------------------------------------------------------------

   Number of      (5)      Sole Voting Power   0
   Shares
   Beneficially   --------------------------------------------------------------
   Owned by       (6)      Shared Voting Power 171,045
   Each
   Reporting      --------------------------------------------------------------
   Person         (7)      Sole Dispositive Power     0
   With
                  --------------------------------------------------------------
                  (8)      Shared Dispositive Power  171,045

         -----------------------------------------------------------------------

(9)      Aggregate Amount Beneficially Owned by Each Reporting Person
         171,045
         -----------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
         -----------------------------------------------------------------------

(11)     Percent of Class Represented by Amount in Row (9)
         2.8%
         -----------------------------------------------------------------------

(12)     Type of Reporting Person (See Instructions) CO
         -----------------------------------------------------------------------

CUSIP No. 862685104

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
         Lighthouse Partners USA, L.P.
         -----------------------------------------------------------------------

(2)      Check the Appropriate Box if a Member of Group (See Instructions)

         [  ]      (a)

         [  ]      (b)
         -----------------------------------------------------------------

(3)      SEC Use Only

         -----------------------------------------------------------------------

(4)      Citizenship or Place of Organization                 Delaware
         -----------------------------------------------------------------------

   Number of      (5)      Sole Voting Power   0
   Shares
   Beneficially   --------------------------------------------------------------
   Owned by       (6)      Shared Voting Power 171,045
   Each
   Reporting      --------------------------------------------------------------
   Person         (7)      Sole Dispositive Power     0
   With
                  --------------------------------------------------------------
                  (8)      Shared Dispositive Power  171,045

         -----------------------------------------------------------------------

(9)      Aggregate Amount Beneficially Owned by Each Reporting Person
         171,045
         -----------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
         -----------------------------------------------------------------------

(11)     Percent of Class Represented by Amount in Row (9)
         2.8%
         -----------------------------------------------------------------------

(12)     Type of Reporting Person (See Instructions) PN
         -----------------------------------------------------------------------

CUSIP No. 862685104

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
         Lighthouse Genesis Partners USA, L.P.
         -----------------------------------------------------------------------

(2)      Check the Appropriate Box if a Member of Group (See Instructions)

         [  ]      (a)

         [  ]      (b)
         -----------------------------------------------------------------

(3)      SEC Use Only

         -----------------------------------------------------------------------

(4)      Citizenship or Place of Organization                 Delaware
         -----------------------------------------------------------------------

   Number of      (5)      Sole Voting Power   0
   Shares
   Beneficially   --------------------------------------------------------------
   Owned by       (6)      Shared Voting Power 171,045
   Each
   Reporting      --------------------------------------------------------------
   Person         (7)      Sole Dispositive Power     0
   With
                  --------------------------------------------------------------
                  (8)      Shared Dispositive Power  171,045

         -----------------------------------------------------------------------

(9)      Aggregate Amount Beneficially Owned by Each Reporting Person
         171,045
         -----------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
         -----------------------------------------------------------------------

(11)     Percent of Class Represented by Amount in Row (9)
         2.8%
         -----------------------------------------------------------------------

(12)     Type of Reporting Person (See Instructions) PN
         -----------------------------------------------------------------------

Item 1.                    Issuer

                           (a)      Stratasys, Inc.
                           (b)      14950 Martin Drive, Eden Prairie, MN
                                    55344-2020

Item 2.                    Persons Filing

                           (a)      Name of Persons Filing:

                                    Archery Capital, LLC
                                    Pharos Fund Limited
                                    Pharos Genesis Fund Limited
                                    Lighthouse Partners USA, L.P.
                                    Lighthouse Genesis Partners USA, L.P.

                           (b)      Address of Principal Offices:
                                    c/o Archery Capital, LLC
                                    237 Park Avenue, Suite 900
                                    New York, New York  10017

                           (c)      Citizenship:

                                    Please refer to Item 4 on each cover sheet for each filing person

                           (d)      Title of Class of Securities:

                                    Common Stock

                           (e)      CUSIP Number:  862685104

Item 3.                    Not Applicable

Item 4.                    Ownership

                           Please see Items 5, 6, 7, 8, 9, and 11 for each cover sheet for each filing entity.

Item 5.                    Ownership of Five Percent or Less of a Class

                           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.                    Ownership of More than Five Percent on Behalf of
                           Another Person

                           Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

                           Not applicable.

Item 8.                    Identification and Classification of Members of the
                           Group

                           Not Applicable.

Item 9.                    Notice of Dissolution of Group

                           Not Applicable.

Item 10.                   Certification

                           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: July 28, 1999


                                           ARCHERY CAPITAL, LLC


                                           By:  /s/   Erinch Ozada
                                              ---------------------------
                                              Name:  Erinch Ozada
                                              Title: Managing Member


                                           PHAROS FUND LIMITED


                                           By:  /s/   Thomas H. Davis
                                              ---------------------------
                                              Name:  Thomas H. Davis
                                              Title: Secretary


                                           PHAROS GENESIS FUND LIMITED


                                           By:  /s/   Thomas H. Davis
                                              ---------------------------
                                              Name:  Thomas H. Davis
                                              Title: Secretary


                                           LIGHTHOUSE PARTNERS USA, L.P.

                                           By: ARCHERY CAPITAL, LLC
                                               its General Partner


                                                By:  /s/   Erinch Ozada
                                                   ----------------------
                                                   Name:  Erinch Ozada
                                                   Title: Managing Member

                                           LIGHTHOUSE GENESIS PARTNERS USA, L.P.

                                           By: ARCHERY CAPITAL, LLC
                                               its General Partner

                                                By:  /s/   Erinch Ozada
                                                   ----------------------
                                                   Name:  Erinch Ozada
                                                   Title: Managing Member